Exhibit 99.1

Cardium Acquires Excellarate Product Candidate for Chronic Diabetic Ulcers and Related Technology and Assets From Tissue Repair Company - Video Available

Click here for Appendix A

SAN DIEGO, Aug 14, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Cardium Therapeutics, Inc. (OTC Bulletin Board: CDTP) today announced its acquisition of the wound healing technology and related assets of the Tissue Repair Company (TRC), a privately-held, San Diego-based company focused on the development of growth factor therapeutics for the potential treatment of tissue wounds such as dermal ulcers, which affect millions of diabetic patients. The assets acquired also include TRC technologies applicable to the treatment of ischemic heart disease.

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In connection with this transaction, Cardium acquired TRC’s lead product candidate, Excellarate(TM), a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet- derived growth factor-B (PDGF-B). Excellarate is initially being developed as a single administration for the treatment of non-healing, neuropathic diabetic foot ulcers. The Excellarate topical gel, a type of Gene Activated Matrix(TM), is designed to stimulate angiogenesis and granulation tissue formation through the recruitment and proliferation of chemotactic cells such as monocytes and fibroblasts, which are necessary for the stimulation of a variety of wound healing processes.

Excellarate has been evaluated in an initial multi-center Phase 1/2 clinical trial that evaluated preliminary safety and included an assessment of healing in 15 patients having diabetic foot ulcers that did not heal using conventional techniques. Based on the data obtained, Excellarate appeared to be safe and well tolerated in patients with diabetic foot ulcers. In addition, in the 12 patients that completed the treatment protocol and follow- up, over 80% of the patients exhibited complete closure of previously non- healing wounds by 14 weeks. Single dose applications were administered in 70% of the patients and the remaining patients received a weekly dose application over a four-week period. Based on the prior pre-clinical and toxicology database, and results from the Phase 1/2 clinical study, Cardium anticipates that Excellarate may be advanced into a randomized, double-blind, placebo- controlled, multi-center Phase 2b clinical study commencing in the latter half of next year.

Chronic wounds, such as diabetic ulcers, pressure ulcers, and venous stasis ulcers, cause significant morbidity in millions of patients each year in the United States. Individuals with long-standing diabetes develop both peripheral vascular disease and peripheral neuropathy. According to the American Podiatric Medical Association, diabetic foot ulcer occurs in approximately 15 percent of patients with diabetes. Of those who develop foot ulcers, six percent will be hospitalized due to infection or other ulcer- related complications. Diabetes is the leading cause of non-traumatic lower extremity amputations and approximately 14 to 24 percent of patients with diabetes who develop foot ulcers have an amputation.

There are several treatment modalities currently used for severe chronic ulcers in diabetic patients, including topical dressings, off-loading, debridement and skin grafts. Regranex(R) Gel (becaplermin), which is marketed by Johnson & Johnson’s Ethicon Wound Management Division, is considered to be the only FDA-approved prescription medicine to treat such wounds. Regranex(R) Gel is a recombinant human platelet-derived growth factor (rrPDGF-BB) protein that is used as an adjunct with other current treatment modalities described above and is used to treat lower extremity diabetic neuropathic ulcers. Based on Regranex(R) Gel’s instructions for use, an estimated 70 administrations and 70 wound cleanings and redressings would be required over a 10-week treatment period (once daily administration followed by a subsequent wound cleaning and redressing without gel).

Cardium believes that patient compliance can be a major factor preventing or limiting improved medical outcomes, particularly when repeated administrations are required at a wound site. Excellarate is being developed as a next-generation treatment to leverage the established medical utility of PDGF-B, and to simplify treatment by stimulating the body’s own localized and sustained production of PDGF-B at the wound site over a 6- to 12-week period following a single dose administration. Cardium believes that a one-time administration or in more severe cases several once-a-week administrations of the Excellarate topical gel, which is designed to mediate a sustained cellular-release of PDGF-B at the injury site, could substantially simplify the treatment regimen, thus potentially enhancing patient compliance and improving medical outcomes.

Key members of TRC’s management, including Barbara Sosnowski, Ph.D., its Chief Executive Officer, and Mark McCutchen, MBA, its Chief Financial Officer will be joining Cardium following more than a decade of scientific and clinical studies at TRC and its predecessor companies including Selective Genetics. Barbara Sosnowski will be the Chief Operating Officer of a new Cardium subsidiary, to be renamed Tissue Repair Company, and will also assist Cardium as Vice President of Biologics Development. Mark McCutchen will serve as Vice President of Business Development for Cardium and the newly-formed Tissue Repair Company. Dr. Sosnowski noted, “We at the Tissue Repair Company are excited to join the Cardium team and to be able to advance the Excellarate product candidate toward commercialization.”

“Cardium is building a balanced and diversified medical technology business that has a portfolio of products for ‘today’ which are currently marketed and sold, and innovative product opportunities for ‘tomorrow’ which we believe have the potential to transform the practice of medicine,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer. “This represents our third acquisition since Cardium’s initial funding in the fourth quarter of last year. Over $20 million was invested by venture and institutional investors in TRC and its predecessor companies and, based on these acquisitions, over $270 million has been invested in technology and product opportunities that are now part of Cardium’s business. Our newly- acquired Excellarate product candidate, along with other technology and assets acquired from TRC in this transaction, closely aligns with Cardium’s development focus and expertise, which is centered on regenerative medicine and the use of adenovector delivery, growth factor therapeutics and devices that leverage the human body’s natural capacity to heal, repair and protect itself from ischemic injury and disease.”

SBIR Research Grant

In connection with the transaction, TRC and Cardium will also seek to transfer to Cardium TRC’s $1.3 million Small Business Innovation Research (SBIR) grant from the National Heart, Lung and Blood Institute to study cardiovascular angiogenesis. Cardium will also seek to expand the scope of this important research to include the study of new ways to promote the growth of microvascular circulation and to repair injured cardiac tissue following a heart attack. This approach complements Cardium’s lead pre-clinical product candidate Corgentin. Corgentin is a next-generation DNA therapeutic based on the localized and sustained cardiac production of insulin-like growth factor-1 following a single intracoronary administration in an acute care setting immediately after percutaneous coronary intervention in heart attack patients.

Terms of the Transaction

Under the terms of the transaction, Cardium paid $1.0 million and assumed approximately $120,000 in liabilities. If Cardium advances the Excellarate product candidate to a Phase 2 clinical study, Cardium would be obligated to pay a product advancement milestone of $1.0 million. If Cardium successfully commercializes Excellarate, Cardium would pay royalties based on worldwide net sales of the product. The royalty rate to TRC would be 10% minus any applicable third party royalties (including a royalty to the University of Michigan under a license agreement assumed by Cardium’s new subsidiary), and would also be subject to a development cost-recovery offset which could be deducted at the rate of $5.0 million dollars per year from any applicable royalty obligations. The deduction for third party royalties would apply until worldwide net sales exceeded $100 million per year. The cost-recovery offset would apply until Cardium recovered 50% of its associated product development costs. Cardium would also have a right to buy out the ongoing royalty obligation based on a one-time payment of 30% of net sales for the fifth calendar year or the first year in which sales exceeded $250 million. In the event that pre-specified milestones relating to the commercial development of Excellarate are not satisfied, and Cardium did not elect to return the assets to TRC, then Cardium would be required to issue TRC warrants to purchase up to an aggregate of 2.0 million shares of Cardium common stock (one 500,000 share allotment for each of up to four missed events) at a pre- specified $4.00 per share exercise price. TRC could also require Cardium to return the product rights in the event that Cardium failed to meet the Excellarate development milestones by more than six months, excluding delays caused by defined product-related limitations. No Cardium equity would be issued to TRC unless Cardium failed to meet the Excellarate development milestones and did not elect to return the product rights.

GAM(TM) Technology

Gene Activated Matrix(TM) (GAM) technology provides a therapeutic level of protein synthesis at a particular site in the body, such as a site of tissue injury. The technology is distinctive in that it is an immobilized form of local gene delivery that allows for control of gene dispersion. GAM consists of a biocompatible matrix comprising a gene or DNA vector encoding a growth factor or other therapeutic protein. TRC’s studies have shown that proliferative cells migrate into the GAM, take up the immobilized gene and transiently express the encoded therapeutic protein. Compared with topical protein application, this in situ expression method significantly prolongs the availability of therapeutic protein to the cells performing tissue repair. For tissue repair, the simple application method involves placement of a GAM gel directly onto a wound site. TRC’s GAM technology has potential utility in several clinical indications where protein therapeutics have had limited success, including treatment of dermal wounds (such as diabetic foot ulcers), therapeutic angiogenesis (pharmacologically inducing new blood vessel growth), and orthopedic products for repair of various tissues, including hard tissue (bone), soft tissue (ligament, tendon) and cartilage. Each component of a GAM (i.e. the biocompatible matrix and the therapeutic transgene) is customized to the indication for enhanced therapeutic benefit.

About Cardium

Cardium Therapeutics, Inc., founded in 2003 and headquartered in San Diego, is a medical technology company primarily focused on the development, manufacture and sale of innovative therapeutic products for cardiovascular and related indications. In October 2005, Cardium acquired a portfolio of growth factor therapeutics from the Schering AG Group, Germany, including the later- stage product candidate, Generx(TM), and completed a $30 million financing. Generx (alferminogene tadenovec) is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one- time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com.

In March 2006, Cardium also acquired the technologies and products of InnerCool Therapies, Inc., a San Diego-based medical technology company in the emerging field of therapeutic hypothermia, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurologic outcomes. For more information about Cardium’s InnerCool subsidiary and therapeutic hypothermia, including its Celsius Control System(TM), which has now received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that Cardium and its new subsidiary can successfully advance Excellarate or other TRC technology into and through human clinical trials that are necessary before a product can be approved for marketing and sale, that the Excellarate or other product derived from TRC technology can be successfully manufactured and commercialized, that the Excellarate or other product will be safe and effective or that competing products will not prove to be better or more cost-effective, that intellectual property and other rights acquired will prove to be sufficient and not subject to competing rights or claims, that either Cardium or TRC would not exercise its right to return or require the return of TRC assets in connection with the failure to meet diligence events specified in the definitive asset acquisition agreement, or that the SBIR grant can be transferred to Cardium and modified to further Cardium’s objectives. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of DNA-based products and therapeutic hypothermia devices, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our integration of TRC into our operations and business, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission (SEC). We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. These and other important risk factors are more fully discussed in Cardium’s annual, quarterly and other reports filed with the SEC.

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For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics(TM) and Generx(TM) are trademarks of Cardium

Therapeutics, Inc.

Gene Activated Matrix(TM) and GAM(TM) are trademarks of Tissue Repair Company.

InnerCool Therapies(R), InnerCool(R) and Celsius Control System(TM) are

trademarks of InnerCool Therapies, Inc.

Regranex(R) is a registered trademark of Johnson & Johnson Corporation

Related Links

www.cardiumthx.com

www.t-r-co.com

www.innercool.com

Appendix “A”

EXCELLARATE Phase 1/2 Product Candidate

(Selected Case Studies Provided by TRC)

Excellarate, a DNA-based collagen matrix gel for topical treatment formulated with an adenovector delivery carrier that encodes for human Platelet-Derived Growth Factor-B (PDGF-B), has been studied in an initial 15- patient, multi-center Phase 1/2 clinical trial that evaluated preliminary safety and included an assessment of healing. Based on the data from TRC’s study, Excellarate appeared to be safe and well tolerated in the 12 patients that completed the treatment protocol and follow-up, with over 80% of patients showing complete wound closure by 14 weeks.

Patient #01: This patient is a 49-year old male with a medical history of hypertension, type II diabetes mellitus, inability to perceive 10 gm monofilament device in all quadrants, bilateral feet and lower extremities, right plantar great toe ulcer, and lower extremity edema. Ulcer-related treatment history included sharp debridement, accuzyme (enzymatic debrider) and KCI wound vacuum device. The patient presented with a Grade 1, plantar ulcer measuring 2.5 cm x 2.3 cm on the right foot, great toe that had been unsuccessfully treated for three years prior to enrolling in the Excellarate Phase 1/2 clinical study. This patient was scheduled for amputation of his great toe due to failure of healing. He was treated with 4 applications of the mid-dose Excellarate given on a weekly basis. The patient’s ulcer healed 8 weeks after the fourth application of the drug.

Patient #02: This patient is a 46-year old male with a medical history of peripheral neuropathy, right foot dorsal ulcer, and type II diabetes mellitus. Prior ulcer-related surgical history included incision and debridement. Ulcer- related treatment history includes Neosporin, wet to dry dressings (standard of care), and accuzyme (enzymatic debrider). The patient presented with a Grade 1, dorsal ulcer measuring 6.0 cm x 1.2 cm on the right foot and had been unsuccessfully treated for approximately 6 months before enrolling in the Excellarate Phase 1/2 clinical study. He was treated with 4 applications of Excellarate given on a weekly basis. The patient’s ulcer healed 8 weeks after the fourth application of the drug.

Patient #03: This subject is a 58-year old male with a medical history of bilateral foot neuropathy and right hand neuropathy, hypertension, coronary artery disease, atrial fibrillation, sick sinus syndrome, and peripheral vascular disease, claudication R>L, diabetes mellitus type II, hyperlipidemia, azotemia, and fifth metatarsal left foot plantar medial ulcer. Prior ulcer- related surgical history included amputation left fourth toe. Ulcer-related treatment history includes acticoat, gauzes, and ointment and clindamycin. This patient presented with a Grade 1, plantar medial ulcer measuring 1.2 cm x 1.2 cm on the left foot and had been unsuccessfully treated for approximately 6 months before enrolling in the Excellarate Phase 1/2 clinical study. He was treated with a single application of Excellarate. The patient’s ulcer healed 13 weeks after application of the drug.

SOURCE Cardium Therapeutics, Inc.

Bonnie Ortega, Director, Investor/Public Relations, Cardium Therapeutics, Inc., +1-858-436-1018, InvestorRelations@cardiumthx.com